SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement   [ ] Confidential, for Use of the Commission
                                      Only (as permitted by Rule 14a-6(3) (2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           Reunion Industries, Inc.
-----------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

-----------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computer on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ---------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ---------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ---------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ---------------------------------------------------------------------
    (5) Total fee paid:

        ---------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ---------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ---------------------------------------------------------------------
    (3) Filing Party:

        ---------------------------------------------------------------------
    (4) Date Filed:

        ---------------------------------------------------------------------

Notes:

                           REUNION INDUSTRIES, INC.
                        11 Stanwix Street - Suite 1400
                       Pittsburgh, Pennsylvania  15222


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To be Held June 26, 2003



     Notice is hereby given that the Annual Meeting of the Stockholders of Reunion Industries, Inc., a Delaware corporation ("Reunion Industries"), will be held at Reunion Industries' offices, 11 Stanwix Street, Pittsburgh, Pennsylvania 15222 on Thursday, June 26, 2003, at 10:00 A.M. local time, for the following purposes:

     1. To elect a board of seven directors to serve until the next Annual Meeting of stockholders or until their successors are elected;

     2. To consider and act upon such other business as may properly be presented to the meeting.

     Your Board of Directors recommends that you vote for all director nominees. The Board is not aware of any other proposals for the June 26, 2003 meeting.

     A record of stockholders has been taken as of the close of business on May 15, 2003, and only those stockholders of record on that date will be entitled to notice of and to vote at the meeting. A stockholders' list will be available at, and may be inspected during, the meeting.

     If you do not expect to be present at the meeting, please sign and date the enclosed proxy and return it promptly in the enclosed envelope which has been provided for your convenience.


                                 By Order of the Board of Directors

                                 /s/ John M. Froehlich
                                 ----------------------------------
                                     John M. Froehlich
                                     Secretary


May 20, 2003

                           REUNION INDUSTRIES, INC.

                               PROXY STATEMENT

General

     This proxy statement is being mailed to stockholders commencing on or about May 23, 2003 in connection with the solicitation by the board of directors of Reunion Industries, Inc., a Delaware corporation ("Reunion Industries" or the "Company"), of proxies to be voted at the Annual Meeting of Stockholders to be held at Reunion Industries' offices, 11 Stanwix Street, Pittsburgh, Pennsylvania 15222 on Thursday, June 26, 2003, and at any adjournment thereof, for the purposes set forth in the accompanying Notice. Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any signed proxy on which no direction is specified will be voted for the election of the nominees named herein to the board of directors. Any proxy may be revoked at any time before its exercise by delivery to the corporate secretary of a written revocation of the proxy or a duly executed proxy bearing a later date.

     Reunion Industries pays for the cost of soliciting proxies from stockholders. Reunion Industries also reimburses brokerage firms and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their proxies.

     As of May 15, 2003, the record date for the determination of stockholders entitled to vote at the annual meeting, there were 16,278,579 outstanding shares of common stock of Reunion Industries. Each share of common stock entitles the holder to one vote on all matters presented at the annual meeting.

                      PROPOSAL 1.  ELECTION OF DIRECTORS

     At the annual meeting, the stockholders of Reunion Industries will be asked to vote for the election of seven directors to its board of directors. The candidates proposed for election at the annual meeting are Thomas N. Amonett, Charles E. Bradley, Sr., Kimball J. Bradley, Thomas L. Cassidy, David
E. Jackson, Joseph C. Lawyer, and John G. Poole. Directors W. R. Clerihue (member, audit committee; chairman, compensation committee) and Franklin Myers (chairman, audit committee) are not nominees for election. If elected, the proposed candidates would comprise the entire board of directors of Reunion Industries, and would hold office until their successors are duly elected and qualified at the next annual meeting of stockholders of Reunion Industries or until they earlier die, resign or are removed from office in accordance with applicable law.

Nominees

     Six of the seven persons nominated for election at the annual meeting currently are directors of Reunion Industries and have previously been elected by the stockholders. Mr. David E. Jackson is standing for election for the first time. Mr. Charles E. Bradley, Sr. is the father of Mr. Kimball J. Bradley. Reunion Industries knows of no other family relationships between any director, executive officer or nominee and any other director, executive officer or nominee. There are no arrangements or understandings between any nominee for director and any other person pursuant to which such person was selected as a nominee.

Name                     Principal Position Reunion  Age  Director Since
-----------------------  --------------------------  ---  --------------
Thomas N. Amonett(1)(2)  Director                     59       1992
Charles E. Bradley, Sr.  Director, Chairman & CEO     73       1995
Kimball J. Bradley       Director, President & COO    37       2000
Thomas L. Cassidy(1)     Director                     74       1995
David E. Jackson         Nominee                      44          -
Joseph C. Lawyer         Director and Vice Chairman   57       2000
John G. Poole            Director                     60       1996

(1) Member, Compensation Committee of the Board of Directors
(2) Member, Audit Committee of the Board of Directors

     THOMAS N. AMONETT has served as a director of Reunion Industries since July 1, 1992 and served as its President and Chief Executive Officer from July 1, 1992 until October 26, 1995. He also served as the President of Reunion Energy Company, then a wholly-owned subsidiary of Reunion Industries in the oil and gas operating business, from July 1, 1992 until May 24, 1996. Mr. Amonett is President and Chief Executive Officer of Champion Technologies, Inc., a manufacturer and distributor of specialty chemicals and related services, primarily to the oil and gas industry. From November 1998 to June 1999, he was President, Chief Executive Officer and a director of American Residential Services, Inc., a company providing equipment and services relating to residential heating, ventilating, air conditioning, plumbing, electrical and indoor air quality systems and appliances. From July 1996 until June 1997, Mr. Amonett was Interim President and Chief Executive Officer of Weatherford Enterra, Inc., an energy services and manufacturing company. Mr. Amonett serves as a director of Petro Corp. Incorporated, a Houston-based oil and gas company, and Stelmar Shipping Ltd., an international provider of petroleum product and crude oil transportation services.

     CHARLES E. BRADLEY, SR. became a director of Reunion Industries on June 20, 1995 and was appointed President and Chief Executive Officer of Reunion Industries on October 26, 1995. He became Chairman effective March 16, 2000. Mr. Bradley, Sr. was a co-founder of Stanwich Partners, Inc. ("Stanwich Partners") in 1982 and has served as its President since that time. Stanwich Partners is a private investment company. He was a director of Chatwins Group, Inc. ("Chatwins Group") from 1986 until its merger with Reunion Industries on March 16, 2000 and was Chairman of the Board of Chatwins Group from 1988 until the merger. Mr. Bradley, Sr. is currently the President, acting Chief Financial Officer and a director of Sanitas, Inc., an inactive company, and President, acting Chief Financial Officer and a director of Texon Energy Corporation, an inactive company. He was President and sole director of Stanwich Financial Services Corp. when, on June 25, 2001, it filed a voluntary petition in the United States Bankruptcy Court for the District of Connecticut for reorganization under Chapter 11 of the United States Bankruptcy Code. Stanwich Financial Services Corp. is in the structured settlement business. Mr. Bradley, Sr. was chairman of the board of directors of DeVlieg-Bullard, Inc. when, on July 15, 1999, it filed a voluntary petition in the United States Bankruptcy Court for the Northern District of Ohio for reorganization under Chapter 11 of the United States Bankruptcy Code. Mr. Bradley is the father of Kimball J. Bradley.

     KIMBALL J. BRADLEY became President and Chief Operating Officer of Reunion Industries effective May 1, 2000. He was Executive Vice President of Operations of Reunion Industries following the Chatwins Group merger and was a Senior Vice President of Chatwins Group from August 1998 until the merger and a Vice President of Chatwins Group from January 1996 to August 1998. From November 1995 until August 1998, Mr. Bradley was President of the Auto-Lok division of Chatwins Group, having served as acting President of Auto-Lok beginning in August 1995. Prior to assuming that position, he managed various special projects at Chatwins Group's corporate office beginning in November 1993 and at Chatwins Group's CP Industries division from February 1993 to

November 1993.  Mr. Bradley is the son of Charles E. Bradley, Sr.

     THOMAS L. CASSIDY became a director of Reunion Industries on June 20, 1995. He was a Managing Director of Trust Company of the West, an investment management firm, from 1984 until his retirement in 1999. Mr. Cassidy is a Partner of TCW Capital, an affiliate of Trust Company of the West. Mr. Cassidy was a director of Chatwins Group from March 1993 to June 1997.

     DAVID E. JACKSON is the CEO of Bingo Country Holdings, Ltd. in Toronto, Canada. He has over fifteen years experience as a portfolio manager investing in distressed securities having worked as a portfolio manager with Avenue Capital Management, Oppenheimer & Co. Inc., EBF & Associates and Cargill, Inc.

     JOSEPH C. LAWYER became Vice Chairman of Reunion Industries effective May 1, 2000. He was President and Chief Operating Officer of Reunion Industries following the Chatwins Group merger and was President, Chief Executive Officer and a director of Chatwins Group from 1988 until the merger. Mr. Lawyer is a director of Respironics, Inc., a company engaged in design, manufacture and sale of home and hospital respiratory medical products.

     JOHN G. POOLE became a director of Reunion Industries on April 19, 1996. Mr. Poole is a private investor. He was a co-founder of Stanwich Partners with Charles E. Bradley, Sr. in 1982 and served as Stanwich Partners' Vice President until 2001. Mr. Poole was a director of Chatwins Group from 1988 until the merger. He is also a director of Consumer Portfolio Services, Inc., engaged in the business of purchasing, selling and servicing retail automobile installment sales contracts.

     The Board of Directors recommends a vote for all nominees for the board of directors.

Board and Committee Activity

     During 2002, the board held three regularly scheduled meetings. The compensation committee of the board held one meeting during 2002 and the audit committee held six meetings. Each of the directors attended all of the meetings of the board and of each committee on which he served during 2002 except for Mr. Myers, who did not attend two board meetings and one audit committee meeting. The compensation committee meeting held during 2002 was attended by Mr. Clerihue and, although not a memeber of the committee, Mr. Lawyer.

     Reunion's operations are managed under the general supervision and direction of the board of directors, which has the ultimate responsibility for the establishment and implementation of Reunion's general operating philosophy, objectives, goals and policies. Pursuant to delegated authority, certain board functions may be discharged by one or more standing committees of the board.

     The compensation committee, comprised of Messrs. Amonett, Cassidy and Clerihue (chairman), is responsible for the formulation and adoption of all executive compensation, benefit and insurance programs, subject to full board approval where legally required or in those instances where the underlying benefit philosophy might be at variance with preexisting board policies. The compensation committee also supervises the administration of all executive compensation and benefit programs, including the establishment of any specific criteria against which all annual performance based benefits are to be measured.

     The audit committee, comprised of Messrs. Amonett, Clerihue and Myers (chairman), assists the board in assuring that the accounting and reporting practices of Reunion Industries are in accordance with all applicable requirements. The audit committee reviews with the auditors the scope of the proposed audit work and meets with the auditors to discuss matters relating to the audit and any other matter which the committee or the auditors may wish to discuss. In addition, the audit committee recommends the appointment of auditors to the board of directors each year and would recommend the appointment of new auditors if future circumstances were to indicate that such action is desirable.

     The board of directors does not maintain executive or nominating committees. Stockholders who may wish to suggest individuals for possible future consideration for board positions should direct recommendations to the board of directors at Reunion.

Director Compensation

     Directors not otherwise compensated by Reunion receive annual retainers of $18,000 for service on the board and $500 for each board or committee meeting attended. Compensation paid to nonemployee directors during 2002 for service in all board capacities aggregated $106,500. Directors are reimbursed for the actual cost of any travel expenses incurred. In addition to his director's fees, Mr. Poole received $42,000 for consulting services during 2002.

     Nonemployee directors of Reunion Industries are eligible for awards under the 1998 Stock Option Plan. During 2002, no options were granted.

Key Person Insurance

     As of June 29, 1994, Chatwins Group and Charles E. Bradley, Sr. agreed to a split-dollar life insurance arrangement. Pursuant to this arrangement, Chatwins Group agreed to maintain three universal type life policies on Mr. Bradley, Sr. and his wife. Chatwins Group will be reimbursed for the premiums it pays for such policies from either the death benefit of the policies or their cash surrender value. Mr. Bradley, Sr. agreed with Chatwins Group that if the policy proceeds are insufficient to reimburse Chatwins Group for the full amount of premiums paid, he would pay the shortfall to Chatwins Group. This arrangement was assumed by Reunion in connection with the merger. No premiums were paid by the Company in 2002.

     As of October 24, 1994, Chatwins Group and Joseph C. Lawyer agreed to a split-dollar life insurance arrangement. Pursuant to this arrangement, Chatwins Group agreed to maintain a universal type life policy on Mr. Lawyer. Chatwins Group will be reimbursed for the premiums it pays for such policy from either the death benefit of the policy or its cash surrender value. Mr. Lawyer agreed with Chatwins Group that if the policy proceeds are insufficient to reimburse Chatwins Group for the full amount of premiums paid, he would pay the shortfall to Chatwins Group. This arrangement was assumed by Reunion Industries in connection with the merger. No premiums were paid by the Company in 2002.

     As of December 12, 1995, Chatwins Group and John G. Poole agreed to a split-dollar life insurance arrangement. Pursuant to this arrangement, Chatwins Group agreed to maintain two universal type life policies on Mr. Poole. Chatwins Group will be reimbursed for the premiums it pays for these policies from either the death benefit of the policies or their cash surrender value. Mr. Poole agreed with Chatwins Group that if the policy proceeds are insufficient to reimburse Chatwins Group for the full amount of premiums paid, he would pay the shortfall to Chatwins Group. This arrangement was assumed by Reunion Industries in connection with the merger. No premiums were paid by the Company in 2002.

Compensation Committee Interlocks and Insider Participation

     Messrs. Amonett, Cassidy and Clerihue are members of the Compensation Committee. Mr. Amonett served as Reunion Industries' President and Chief Executive Officer from July 1, 1992 until October 26, 1995. He also served as the President of Reunion Energy Company, then a wholly-owned subsidiary of Reunion Industries in the oil and gas operating business, from July 1, 1992 until May 24, 1996.


                      VOTE REQUIRED AND VOTING PROCEDURE

     The seven nominees for election as directors at the 2003 Annual Meeting of Stockholders who receive the greatest number of votes cast for election at the Annual Meeting of Stockholders shall be the duly elected directors upon completion of the vote tabulation at the meeting, provided a majority of the outstanding shares as of the record date, May 15, 2003, are present in person or by proxy at the meeting.

     Votes will be tabulated by Registrar and Transfer Company, the transfer agent and registrar for Reunion Industries' common stock, and the results will be certified by an election inspector who is required to resolve impartially any interpretive questions as to the conduct of the vote. Under applicable provisions of Reunion Industries' bylaws, any proxy containing an abstention from voting or a broker nonvote will be sufficient to represent the shares at the meeting for purposes of determining whether a quorum is present, but will count neither as a vote for nor against any nominee with respect to whom the holder has abstained from voting.


                            MANAGEMENT INFORMATION

Executive Officers

     The following individuals serve as our executive officers:

Name                     Age  Position
-----------------------  ---  ----------------------------------------------
Charles E. Bradley, Sr.   73  Director, Chairman and Chief Executive Officer
Joseph C. Lawyer          57  Director and Vice Chairman
Kimball J. Bradley        37  Director, President and Chief Operating Officer
John M. Froehlich         60  Executive Vice President, Chief Financial
                              Officer and Secretary
Jack T. Croushore         57  President, CP Industries Division

     The business experience of Charles E. Bradley, Sr., Kimball J. Bradley and Joseph C. Lawyer is described above in the section entitled "Election of Directors - Nominees."

     JOHN M. FREOHLICH became Executive Vice President of Finance and Chief Financial Officer of Reunion Industries on March 16, 2000. He became Secretary on June 12, 2002. He was a Vice President of Chatwins Group from 1989 until the merger of Chatwins Group and Reunion Industries on March 16, 2000 and its Chief Financial Officer and Treasurer from 1988 until the merger.

     JACK T. CROUSHORE became Division President of the CP Industries division during 1988. From 1984 to 1988 he was Executive Vice President and Chief Operating Officer of CP Industries, Inc. and its predecessor division of USX Corporation. He was also a Vice President of Chatwins Group from 1988 to 2000.

Executive Compensation

     The following table reflects all forms of compensation for services to Reunion Industries or Chatwins Group by our executive officers for the last three completed fiscal years. Chatwins Group was merged into the Company on March 16, 2000. There was no other annual compensation for any executive of the Company in the last three completed fiscal years.

                                                      Long-Term
                                                    Compensation
                                                    ------------
                               Annual Compensation     Shares
                               -------------------   Underlying     All Other
Name and Position        Year  Salary     Bonus(1)  Stock Option  Compensation
-----------------------  ----  --------   --------  ------------  ------------
Charles E. Bradley, Sr.  2002  $400,024   $      0             0   $  6,516(2)
  Chairman and Chief     2001   400,024          0         5,000      6,266(2)
  Executive Officer      2000   336,498          0        45,000    356,395(2)

Joseph C. Lawyer         2002   245,830          0             0      1,020(3)
  Vice Chairman          2001   289,011          0        10,000      9,520(3)
                         2000   368,532          0        45,000     51,193(3)

Kimball J. Bradley       2002   347,765          0             0      1,020(4)
  President and Chief    2001   318,238          0        50,000      9,520(4)
  Operating Officer      2000   290,968    150,000        45,000     14,020(4)

John M. Froehlich        2002   206,246          0             0      1,020(5)
  Executive Vice         2001   180,000          0        25,000      9,520(5)
  President of Finance   2000   163,247     50,000        39,000     13,948(5)
  and Chief Financial
  Officer

Jack T. Croushore        2002   209,000          0             0      6,476(6)
  President CPI Division 2001   212,360    100,000        25,000     14,223(6)
                         2000   193,360    175,000        39,000     13,533(6)

(1) Amounts shown for bonuses are amounts earned for the period shown, although such bonuses are generally paid in the subsequent year.

(2) Includes premiums paid by Reunion Industries and Chatwins Group for life insurance for the benefit of Mr. Bradley of $355,375 in 2000; and 401(k) matching payments of $5,496 in 2002 and $5,246 in 2001. Includes a healthcare benefit credit of $1,020 in each year.

(3) Includes 401(k) matching payments of $5,000 in 2000; premiums paid by Chatwins Group for life insurance for the benefit of Mr. Lawyer of $37,173 in 2000; and payments under the Chatwins Group, Inc. Money Purchase Pension Plan of $8,500 in 2001 and $8,000 in 2000. Includes a healthcare benefit credit of $1,020 in each year.

(4) Includes 401(k) matching payments of $5,000 in 2000; and payments under the Chatwins Group, Inc. Money Purchase Pension Plan of $8,500 in 2001 and $8,000 in 2000. Includes a healthcare benefit credit of $1,020 in each year.

(5) Includes 401(k) matching payments of $4,928 in 2000; and payments under the Chatwins Group, Inc. Money Purchase Plan of $8,500 in 2001 and $8,000 in 2000. Includes a healthcare benefit credit of $1,020 in each year.

(6) Includes 401(k) matching payments of $5,456 in 2002, $4,703 in 2001 and $4,513 in 2000; and payments under the Chatwins Group, Inc. Money Purchase Plan of $8,500 in 2001 and $8,000 in 2000. Includes a healthcare benefit credit of $1,020 in each year.

Option Grants

     There were no options granted in the year ended December 31, 2002.

Option Exercises and Year-End Values

The following table sets forth information with respect to the exercise of options during the year ended December 31, 2002. There were no unexercised options to purchase shares of common stock held by named executive officers at December 31, 2002.

                         Number of
                         Shares
                         Acquired on    Value
Name                     Exercise      Realized
-----------------------  ------------  --------

Charles E. Bradley, Sr.    125,000     $  0 (1)
Joseph C. Lawyer                 0        0
Kimball J. Bradley          95,000        0 (1)
John M. Froehlich           64,000        0 (1)
Jack T. Croushore           64,000        0 (1)

(1) The closing price on the date of exercise was less than the exercise price.

Repricing of Options

     At its meeting on June 12, 2002, the Board of Directors directed the Company's management to take action to possibly improve the value of outstanding stock options as an incentive to the Company's employees that then held stock options. At its meeting on September 26, 2002, the Company's management presented its plan to the Board to offer to holders of the Company's stock options the opportunity to reprice their stock options to an amount closer to then recent trade amounts.

     Elements of the repricing, if elected, included: (i) repricing of all options held to $0.20 (twenty cents) per share, the closing price on the AMEX of the Company's common stock on June 11, 2002, the day before the Board directed management to take action, (ii) a no-exercise period through and including December 12, 2002, (iii) automatic vesting of all repriced options on December 13, 2002, and (iv) the opportunity to exercise all or any portion of the repriced options at $0.20 per share through and including December 31, 2002. At the close of business on December 31, 2002, all repriced but unexercised options were forfeited.

     At the time of the repricing offer on September 30, 2002, there were 911,450 outstanding stock options held by directors, executive management and other Company employees (including two former employees that retained their stock options). Mr. Bradley, Sr. offset amounts owed to him under the SPI Consulting Agreement against the $25,000 exercise price of his options. Kimball Bradley exercised his options paying cash for the underlying securities. Mr. Lawyer repriced his options but did not exercise them, resulting in his 55,000 options being forfeited. Messrs. Froehlich and Croushore offset amounts accrued for prior years' bonuses against the exercise price of their options.

Results of the repricing offer by group are as follows:

                          Repricing Results by Group

                                                Non-
                                              Director     Other
                                   Directors  Executive  Employees   Total
                                   ---------  ---------  ---------  ---------
  Options on September 30, 2002      495,000    158,000    258,450    911,450
Elected to reprice - cash purchase  (227,000)   (30,000)   (96,400)  (353,400)
Elected to reprice - accrual offset (125,000)  (128,000)   (81,500)  (334,500)
Elected to reprice - forfeited       (99,000)         -    (80,550)  (179,550)
                                   ---------  ---------  ---------  ---------
  Options on December 31, 2002        44,000          -          -     44,000
                                   =========  =========  =========  =========

     Mr. Clerihue holds the only remaining options to purchase 44,000 shares of the Company's common stock as he elected not to reprice. Exercise prices per share related to these options are 15,000 at $5.0625, 10,000 at $3.00, 10,000 at $1.45 and 9,000 at $1.00.

     The following table sets forth information with respect to options repriced held by named executives during the year ended December 31, 2002.

               Option Repricing Information of Named Executives

                         Number of   Exercise              Length of
                         Shares      Price per  New        Original
                         Underlying  Share at   Exercise   Option
                         Options     Time of    Price      Term at
Name                     Repriced    Repricing  per Share  Repricing
-----------------------  ----------  ---------  ---------  ----------

Charles E. Bradley, Sr.      20,000  $ 1.00000  $ 0.20000  7.75 years
                              5,000    1.45000    0.20000  8.75 years
                             25,000    3.00000    0.20000  7.50 years
                             75,000    7.21875    0.20000  0.75 years

Joseph C. Lawyer             20,000    1.00000    0.20000  7.75 years
                             10,000    1.45000    0.20000  8.75 years
                             25,000    3.00000    0.20000  7.50 years

Kimball J. Bradley           20,000    1.10000    0.20000  2.75 years
                             50,000    1.59500    0.20000  3.75 years
                             25,000    3.30000    0.20000  2.50 years

John M. Froehlich            19,000    1.00000    0.20000  7.75 years
                             25,000    1.45000    0.20000  8.75 years
                             20,000    3.00000    0.20000  7.50 years

Jack T. Croushore            19,000    1.00000    0.20000  7.75 years
                             25,000    1.45000    0.20000  8.75 years
                             20,000    3.00000    0.20000  7.50 years

Compensation Committee Report

     The compensation committee of the board of directors has furnished the following report on executive compensation for 2002:

     The board of directors pursues a philosophy of seeking to improve Reunion Industries' performance and to maximize shareholder value by, among other things, relating executive compensation and stock-based benefits to the Company's performance. In general, executive financial rewards may be segregated into the following significant components: base compensation, bonus, and stock option and other benefit plans.

     Base compensation for senior executives is generally intended to be competitive with that paid at comparable companies. However, no comparability studies were conducted for executive salaries paid in 2002, and the committee bases its base salary determinations primarily on its knowledge of compensation paid to senior executives at other companies. The committee also takes into account the responsibilities and individual performance of the executives in setting base salaries and the committee may set the base compensation for certain executives at a premium level if they are viewed as essential to the organization. The committee uses these same criteria to establish compensation for the chief executive officer and has not established any quantitative criteria for his compensation.

     Under the supervision of the compensation committee, annual bonuses reflect a policy of requiring a specified level of company performance for the year before any bonuses are earned by senior executives, with bonuses for achieving higher levels of performance directly related to the level achieved. In setting performance criteria, the committee will consider the total compensation payable or potentially available to the chief executive and other executive officers. While the development of any business necessarily involves numerous factors, the board's primary emphasis will be on encouraging management to increase Reunion Industries' net assets and cash flow, and in certain instances, rationalization of certain company businesses or assets.

     The board of directors believes that properly designed and administered long-term, stock-based incentives for senior executives closely align the executives' economic interest with those of stockholders and provide a direct and continuing focus upon the goal of constantly striving to maximize stockholder value. The compensation committee intends, with any necessary concurrence of the board of directors and stockholders, to continue to consider alternate forms of stock-based incentives designed to achieve the maximum possible performance based benefit to all senior executives at the least possible cost and the greatest attainable economic efficiency to Reunion Industries, with such benefits designed as nearly as practicable to directly align the economic interests of professional managers with those of Reunion Industries' stockholders. In 2002, the board, including the members of the compensation committee, directed Reunion's management to take action to possibly improve the value of outstanding stock options as an incentive to the Company's employees that held stock options, including executive management. The board approved management's plan of repricing the outstanding stock options to an amount closer to then recent trade amounts, which ultimately gave executive management a larger ownership stake in Reunion and, possibly, an increased incentive to remain with the Company.

     Pursuant to applicable rules of the Securities and Exchange Commission, as of May 15, 2003, members of the compensation committee are deemed to own beneficially an aggregate of 186,029 shares, or approximately 1.2%, of Reunion's outstanding common stock. See "Ownership Information - Security Ownership of Certain Beneficial Owners and Management".

The Compensation Committee
W.R. Clerihue, Chairman; Thomas N. Amonett; Thomas L. Cassidy

                            OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

     Reunion Industries has 16,278,519 shares of common stock outstanding as of May 15, 2003. The following table sets forth information regarding the beneficial ownership of our common stock by (i) each stockholder known to us to own 5% or more of our common stock, (ii) each director of Reunion Industries, (iii) each of the chief executive officer and the other named executives, and (iv) all current directors and executive officers as a group. Except as set forth in the footnotes to the following table, each stockholder has sole dispositive and voting power with respect to the shares of our common stock shown as owned by him.
                                                                % of
                                                             Outstanding
Beneficial Owner                        Shares Owned           Shares
--------------------------------  -------------------------  -----------
Charles E. Bradley, Sr.           6,601,464 (1)(2)(3)(5)(6)     40.6%
  c/o Stanwich Partners, Inc.
  62 Southfield Ave.
  One Stamford Landing
  Stamford, CT 06902
Kimball J. Bradley
  c/o Reunion Industries, Inc.
  11 Stanwix Street, suite 1400
  Pittsburgh, PA 15222            6,378,582 (1)(5)(6)           39.2%
The Charles E. Bradley, Sr.
Family Limited Partnership
  c/o Stanwich Partners, Inc.
  62 Southfield Ave.
  One Stamford Landing
  Stamford, CT 06902              4,672,393 (5)(6)              28.7%
John G. Poole and the John Grier
Poole Family Limited Partnership
  c/o Stanwich Partners, Inc.
  62 Southfield Ave.
  One Stamford Landing
  Stamford, CT 06902              2,257,185 (4)(5)              13.9%
Stanwich Financial Services Corp.
  62 Southfield Ave.
  One Stamford Landing
  Stamford, CT 06902              1,651,697 (2)                 10.1%
Thomas N. Amonett                    78,000                      0.5%
Thomas L. Cassidy                    62,362                      0.4%
W.R. Clerihue                        45,667 (7)                  0.3%
Joseph C. Lawyer                    701,751 (8)                  4.3%
Franklin Myers                       18,400                      0.1%
John M. Froehlich                    74,008                      0.5%
Jack T. Croushore                   195,187                      1.2%

All Officers and Directors as
  a group (10 individuals)       11,740,213 (7)                 71.9%

(1) Includes 4,672,393 shares owned by The Charles E. Bradley, Sr. Family Limited Partnership (the "Bradley Partnership"), of which Mr. Bradley, Sr. owns 1% as general partner and 27% as a limited partner. The Partnership has designated Mr. Kimball J. Bradley to vote these shares on its behalf. Pursuant to Rule 13d-3, Mr. Charles E. Bradley, Sr. may be deemed to be the beneficial owner of these shares with dispositive power (but no voting power) with respect thereto that he shares with the Bradley Partnership, and Mr. Kimball J. Bradley may be deemed to be the beneficial owner of these shares with voting power (but no dispositive) with respect thereto that he shares with the Bradley Partnership.

(2) Includes 1,651,697 shares owned by Stanwich Financial Services Corp., with which Mr. Bradley, Sr. shares voting and dispositive power. Mr. Bradley, Sr. owns 100% of the parent company of Stanwich Financial Services Corp., and may be deemed to be the beneficial owner of these shares. Disposition of these shares is subject to the approval of the bankruptcy court before which Stanwich Financial Services Corp.'s Chapter 11 case is pending.

(3) Includes 100,000 shares owned by Hanna Investment Corporation, with which Mr. Bradley, Sr. shares voting and dispositive power. Mr. Bradley, Sr. is the controlling stockholder of the parent company of Hanna Investment Corporation and may be deemed to be the beneficial owner of these shares.

(4) Includes 1,499,746 shares owned by the John Grier Poole Family Limited Partnership, of which Mr. Poole owns 1% and is the sole general partner. Pursuant to Rule 13d-3, Mr. Poole may be deemed to be the beneficial owner of these shares, with sole voting and dispositive power with respect thereto. Also includes 139,808 shares as to which Mr. Poole has voting rights, but not dispositive rights. Pursuant to Rule 13d-3, Mr. Poole may be deemed to be the beneficial owner of these shares, with sole voting rights with respect thereto.

(5) Pursuant to the Securities Pledge Agreement dated as of May 1, 1993 among the Charles E. Bradley, Sr. Family Limited Partnership, the John Grier Poole Family Limited Partnership, and U.S. Bank, National Association, as successor Collateral Agent to State Street Bank and Trust Company and the First National Bank of Boston, the Bradley Partnership pledged 4,145,247 shares and the Poole Partnership pledged 552,703 shares to secure the obligations of Reunion Industries under the Indenture, dated as of May 1, 1993, between Reunion and the Collateral Agent relating to certain Senior Notes issued by Reunion Industries in 1993 that are due in 2003. Because "Realization Events" have occurred under the Securities Pledge Agreement as a result of the Company's failure to make certain payments due under the Senior Notes, the Collateral Agent has the right to receive any dividends from, and any proceeds from the sale of such pledged shares (but not more than the amount of the debt secured by such pledges). The Collateral Agent also has the right to vote these shares during the continuation of such event.

(6) Mr. Bradley, Sr. and the Bradley Partnership have pledged, respectively, 51,897 and 361,580 shares to Sovereign Bank to secure certain indebtedness of Mr. Bradley, Sr. Because a default has occurred under the indebtedness, Sovereign Bank has the right to receive any dividends from, and any proceeds from the sale of, the pledged shares (but not more than the amount of the debt secured by such pledges), and it may have the right to vote with respect to these pledged shares.

(7) Includes options, exercisable currently or within 60 days, to purchase 40,667 shares of common stock.

(8) Includes 3,567 shares beneficially owned by Mr. Lawyer's wife, as to which he has no voting or dispositive power. Mr. Lawyer may be deemed to be the beneficial owner of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Reunion's directors and officers and persons who own beneficially more than 10% of the common stock of Reunion Industries to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of beneficial ownership and reports of changes in beneficial ownership of the common stock of Reunion Industries. Directors, officers and persons owning more than 10% of the common stock of Reunion Industries are required to furnish Reunion Industries with copies of all such reports. Based solely on Reunion's review of the copies of such forms it has received and representations from certain persons that they were not required to file reports on Form 5 for 2002, Reunion Industries believes that all its officers, directors and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2002, except that Joseph C. Lawyer filed one late report of one transaction.


                              OTHER INFORMATION

Common Stock Performance Graph

     The following graph illustrates the yearly percentage change in the cumulative total stockholder return on Reunion Industries' common stock, compared with the cumulative total return on the American Stock Exchange Composite Index and the Industrial Equipment and Components Index published by Media General Financial Services, Inc.:

                          Five Year Total Return (1)


                  [FIVE YEAR PERFORMANCE GRAPH APPEARS HERE]


                                         Fiscal Year Ending
                           ----------------------------------------------
                            1997    1998    1999    2000    2001    2002
                           ------  ------  ------  ------  ------  ------
Reunion Industries, Inc.   100.00   53.01   32.83   26.51    5.98    2.89
American Stock Exchange
  Composite Index(2)       100.00   90.90   97.83  101.69   98.75   90.92
Industrial Equipment and
  Components Index(2)      100.00   98.64  122.98  121.47  115.87  111.25

(1) Tabular data assumes that the value of the investment in Reunion Industries' common stock and each index was $100.00 at January 1, 1998 and that all dividends, if any, were reinvested.

(2)   Index provided by Media General Financial Services, Inc.

Certain Relationships and Related Transactions

Related Parties

     Reunion Industries, Inc. - Reunion is a publicly traded Delaware corporation which is headquartered in Pittsburgh, Pennsylvania. Charles E. Bradley, Sr. (Mr. Bradley) is chairman of the board and Chief Executive Officer of Reunion. Kimball Bradley is President, Chief Operating Officer, a director of Reunion and son of Mr. Bradley.

     Stanwich Partners, Inc. - Stanwich Partners, Inc. (SPI) is engaged in consulting services in the field of financial planning and reporting. Mr. Bradley is the President, a director and stockholder of SPI.

     Stanwich Financial Services Corp. - Stanwich Financial Services Corp.
(SFSC) is a privately held corporation in the structured settlement business. SFSC is owned 100% by Mr. Bradley. On June 25, 2001, SFSC filed a voluntary petition in the United States Bankruptcy Court for the District of Connecticut for reorganization under Chapter 11 of the United States Bankruptcy Code.

     NPS Acquisition Corp. - NPS Acquisition Corp. (NPSAC) was formed by Mr. Bradley to acquire and hold NAPTech Pressure Systems (NAPTech). NAPTech was based in Clearfield, Utah and manufactured seamless steel pressure vessels. In January 2001, NPSAC was merged into Reunion.

     CPS Leasing, Inc. - CPS Leasing, Inc. (CPSL) is a subsidiary of Consumer Portfolio Services, Inc. (CPS). Mr. Bradley and Mr. Poole are stockholders of CPS. Mr. Poole is a director of CPS and Mr. Bradley was a director of CPS until July 2001. Charles E. Bradley Jr., Mr. Bradley's son, is President of CPS. CPSL is primarily engaged in machinery and equipment lease financing.

Transactions and Balances

     SPI Consulting Agreement - Reunion maintained a consulting agreement with SPI under which $300,000 was recorded as expense during each of the years ended December 31, 2001 and 2000, respectively. The agreement was terminated effective September 30, 2002. During 2002, $225,000 was expensed related to this agreement. The Company paid SPI $127,795 under this agreement during 2002. At December 31, 2002, $117,205 was owed to SPI under this agreement.
No amounts were owed under this agreement as of December 31, 2001.

     SFSC Notes Payable - The Company assumed three notes payable to SFSC in connection with acquisitions by merger in 2000 and 2001. At December 31, 2002, their principal balances were $2,998,000, $500,000 and $100,000. During 2002, no interest was paid to SFSC related to these notes payable. At December 31, 2002, the total of accrued and unpaid interest due to SFSC related to these notes payable was $1,219,572.

     SFSC Note Receivable - SFSC owes Reunion $310,000 principal and $155,000 of interest for a loan originally made in 1999 with interest at 15%.

     CPS Leasing, Inc. - During 2002, lease payments totaling $580,000 were paid to CPSL. At December 31, 2002, the Company has future minimum rental commitments under noncancellable operating leases with CPSL totaling $2,144,000. No new leases were entered into in 2002.

     SFSC Collateral Fees - SFSC provided side collateral to support Reunion's borrowings under its credit facility with Bank of America. Under this arrangement, SFSC is to receive a 5% collateral fee for as long as the collateral is in place. During 2002, the Company recorded expense of $283,000 related to this arrangement. No payments were made under this arrangement during 2002. At December 31, 2002, accrued and unpaid fees totaling $690,000 were due to SFSC.

     In March 2000, SFSC pledged a $5,000,000 note from CPS to secure the obligations of NPSAC to the former owners of the business. NPSAC agreed to pay SFSC a 2% credit support fee for this pledge. In 2001, the Company assumed this credit support obligation in its acquisition by merger of NPSAC. During 2002, no fees were paid to SFSC. At December 31, 2002, accrued and unpaid fees totaling $227,000 were due to SFSC.

     Cash Surrender Value of Life Insurance Policies - The Company pays the premiums on life insurance policies covering Messrs. Bradley, Lawyer and Poole. Pursuant to these arrangements, the Company will be reimbursed for the premiums it pays for such policies from either the death benefit of the policy or their cash surrender value. The covered individuals have agreed with the Company that if the policy proceeds are insufficient to reimburse the Company for the full amount of the premiums paid, they will cover the shortfall. As of December 31, 2002, premiums paid by the Company since their issuance in 1994 in excess of the cash surrender values of the policies totaled $1,031,000.

     Mr. Bradley Note Payable - Reunion owed Mr. Charles E. Bradley $1,017,000 related to its plastics business. This note and any accrued and unpaid interest thereunder were assigned to SFSC in 2000. No interest was paid in 2002. At December 31, 2002, accrued and unpaid interest due related to this notes payable totaled $168,000.

     Mr. Bradley Guarantee - Through the NPSAC acquisition by merger, the Company assumed an obligation to pay Mr. Charles E. Bradley a guarantee fee in connection with his guarantee of certain obligations of NPSAC to the former owners of the NAPTech business that NPSAC acquired in 1998 (the "Bradley Guarantee"). At December 31, 2001, a total of $90,000 was due to Mr. Bradley under this agreement. During 2002, Mr. Bradley assigned his right to this guarantee fee plus interest at approximately 11%, totaling $100,000, to Messrs. Lawyer and Froehlich in repayment of loans totaling $100,000 they made to Mr. Bradley. These employees also had received a total of $100,000 in advances from the Company during 2001. See "Employee Advances" below.

     Mr. Bradley Note Payable - In January 2003, the Company issued to Mr. Charles E. Bradley a promissory note for $500,000 to evidence its obligation to reimburse him for a payment made by him in that amount under the Bradley Guarantee.

     Employee Advances - At December 31, 2001, the Company had non-interest bearing advances due from five employees totaling $213,000, which was also the highest balance during 2002. During 2002, Messrs. Lawyer and Froehlich repaid their advances totaling $100,000 by waiving their rights to the guarantee fee plus interest they received by assignment from Mr. Bradley. See "Mr. Bradley Guarantee" above.

Previous Independent Accountants

     On May 1, 2001, PricewaterhouseCoopers LLP resigned as the independent accountants of Reunion Industries effective after the completion of the review of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2001. The report of PricewaterhouseCoopers LLP on the financial statements for the fiscal year ended prior to May 1, 2001 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. Reunion Industries had discussed with PricewaterhouseCoopers LLP its relationship with the Reunion Industries in the past, did not ask PricewaterhouseCoopers LLP to reconsider its decision and feels such resignation was in the best interests of both parties. In connection with its audit for the most recent fiscal year and through May 1, 2001, there had been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference thereto in their report on the financial statements for such year. During the most recent year and through May 1, 2001, there were no reportable events (as defined in Regulation S-K Item 304 (a)(1)(v)).

Independent Accountants for 2001 and 2002

     On May 15, 2001, Ernst & Young LLP was selected by the audit committee of the board of directors to audit Reunion Industries' financial statements for the fiscal years ending December 31, 2001 and 2002. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders on June 26, 2003 to respond to appropriate questions and to make a statement if they desire to do so. A formal appointment of auditors for 2003 will be made later in the year, but Ernst & Young LLP is continuing to provide audit-related services for interim periods.

Audit Fees

     Aggregate fees billed by Ernst & Young LLP for audit and quarterly review services during 2002 were $178,000. Aggregate fees billed by PricewaterhouseCoopers LLP for audit services as predecessor auditor during 2002 were $1,425.

All Other Fees

     Additional fees totaling $36,500 were billed by Ernst & Young LLP during 2002 for audits of employee benefit plans. There were no fees for financial information systems design and implementation services or for internal audit services. The audit committee considers Ernst & Young LLP's provision of services detailed herein to be compatible with maintaining that firm's independence from Reunion Industries.

Audit Committee Report

     The audit committee of the board of directors has furnished the following report on its activities during 2002:

     The audit committee consists of three of Reunion Industries' outside directors. The board of directors and the audit committee believe that the audit committee's membership satisfies the American Stock Exchange rules concerning audit committee membership, including the requirements that members be independent and have financial sophistication. The Board of Directors has adopted a formal written audit committee charter and the audit committee performs a review and reassessment of the adequacy of the charter on an annual basis.

     In accordance with its written charter, the audit committee assists the board of directors in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the stockholders and others, the systems of internal controls, and all audit processes.

     In discharging its oversight responsibilities regarding the audit process, the audit committee:

     - reviewed and discussed the audited financial statements with management;

     - discussed with the independent accountants the material required to be discussed by Statement on Auditing Standards No. 61, as currently in effect; and

     - reviewed the written disclosures and the letter from the independent accountants required by the Independence Standards Board's Standard No. 1, as currently in effect, and discussed with the independent accountants any relationships that may impact their objectivity and independence.

     Based upon the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission.

Members of the Audit Committee

Franklin Myers, Chairman; Thomas N. Amonett; W.R. Clerihue

Limitation on Incorporation by Reference

     Notwithstanding any reference in prior or future filings of Reunion Industries with the Securities and Exchange Commission which purports to incorporate this proxy statement by reference into another filing, such incorporation shall not include any material included herein under the captions "Management Information - Compensation Committee Report", "Other Information - Common Stock Performance Graph" or "Other Information - Audit Committee Report".

Other Matters

     The Annual Report to Stockholders covering the year ended December 31, 2002 has been mailed with this proxy statement to each stockholder entitled to vote at the Annual Meeting. Copies of Reunion Industries' Annual Report on Form 10-K (excluding certain exhibits) for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission, will be furnished upon written request to stockholders who have not previously received a copy from Reunion Industries. In addition, Reunion Industries will furnish any excluded exhibit to its Annual Report on Form 10-K upon written request and upon payment of a fee limited to Reunion Industries' reasonable expenses in furnishing such exhibit. Written requests may be directed to Reunion Industries, Inc., attn: Investor Relations, 11 Stanwix Street, Suite 1400, Pittsburgh, Pennsylvania 15222.

Deadline for Stockholder Proposals

     Although it has not yet determined a date for its 2004 annual meeting of stockholders, Reunion Industries intends to hold the meeting in mid-2004. Reunion Industries will inform stockholders of the date of the 2004 annual meeting in a future periodic report to be filed with the Securities and Exchange Commission. Proposals of stockholders of Reunion Industries intended to be presented at the 2004 annual meeting of stockholders must be received by the Secretary of Reunion Industries at 11 Stanwix Street, Pittsburgh, Pennsylvania 15222 a reasonable time before Reunion Industries begins to print and mail its proxy materials. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, they will be included in the proxy statement and set forth on the form of proxy issued for the next annual meeting of stockholders.

     If a stockholder intends to present a proposal at the 2004 annual meeting of stockholders without seeking to include the proposal in Reunion Industries' proxy statement, management proxies will be entitled to use the discretionary voting authority that will be contained in the proxies for the 2004 annual meeting of stockholders to vote on the stockholder's proposal at the 2004 annual meeting of stockholders.

Proxies

     The cost of soliciting proxies in the accompanying form will be borne by Reunion Industries.

     The persons designated as proxies to vote shares at the meeting intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.
                                 By Order of the Board of Directors
                                 /s/ John M. Froehlich
                                 ----------------------------------
                                     John M. Froehlich
                                     Secretary
May 20, 2003

                               REVOCABLE PROXY
                           REUNION INDUSTRIES, INC.

[X]  PLEASE MARK VOTES AS IN THIS EXAMPLE

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 26, 2003.

     The undersigned stockholder of Reunion Industries, Inc. (the "Company") hereby appoints Charles E. Bradley, Sr., Kimball J. Bradley, or Joseph C. Lawyer, or any of them, attorneys and proxies of the undersigned; each with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Company's offices, 11 Stanwix Street, Pittsburgh, Pennsylvania 15222, on Thursday, June 26, 2003.

Please be sure to sign and date
                                              -------------------------
 this Proxy in the box below.                 | Date                  |
-----------------------------------------------------------------------
|                                                                     |
|                                                                     |
----Stockholder sign above-----------Co-holder (if any) sign above-----

                                                             With-     For All
1.   The election as directors (except as            For     hold      Except
     indicated below) of all nominees.               [_]     [_]         [_]

                THOMAS N. AMONETT                 DAVID E. JACKSON
             CHARLES E. BRADLEY, SR,              JOSEPH C. LAWYER
                KIMBALL J. BRADLEY                 JOHN G. POOLE
                THOMAS L. CASSIDY

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

---------------------------------------------------------------------------

                                                    FOR     AGAINST   ABSTAIN
2.   In their discretion, upon such other matters   [_]       [_]       [_]
     as may properly come before the meeting, hereby revoking any proxy or proxies heretofore given by the undersigned.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND ------------------->   [_]
THE ANNUAL MEETING:

     The Board of Directors recommends a vote FOR each of the proposals set forth above; if no specification is made, the shares will be voted FOR such proposals.

     The above signed hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith.

     Signature should agree with name printed hereon. If Stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

-----------------------------------------------------------------------------

   DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.


                           REUNION INDUSTRIES, INC.
-----------------------------------------------------------------------------
|                             PLEASE ACT PROMPTLY                           |
|                  SIGN, DATE & MAIL YOUR PROXY CARD TODAY                  |
-----------------------------------------------------------------------------
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

---------------------------------------

---------------------------------------

---------------------------------------